FOR IMMEDIATE RELEASE

Stephen D. Axelrod, CFA (Investors)
Alisa Steinberg (Media)
Wolfe Axelrod Weinberger Associates, LLC
212-370-4500
steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com

REMEDENT, INC. ANNOUNCES APPOINTMENT OF ROGER LEDDINGTON

AS HEAD OF U.S. MARKETING

Deurle, Belgium – August 15, 2007 -- Remedent, Inc. (REMI.OB), today announced that it has appointed Roger Leddington as Senior Vice President to oversee the U.S. launch of GlamSmile™, the Company’s new veneer product line.

From July 1995 to his joining Remedent in June, 2007, Mr. Leddington was the founder and principal of a private consulting firm specializing in the introduction of high-tech products to the dental industry in both the domestic and international arenas. From June 1990 to June 1995, Mr. Leddington served consecutively as marketing director, president and CEO of New Image Industries, Inc. which developed and marketed dental computer imaging and intraoral camera systems. From September 1992 to June 1995, Mr. Leddington was a director of New Image Industries, Inc.

Guy De Vreese, Chairman, stated, “GlamSmile™ is a revolutionary cosmetic dental product developed and patented by Remedent that substantially expands the consumer and professional dental market for veneers. Although cosmetic dentistry is the fastest growing segment of the $80 billion dental industry, smile-enhancing veneers have traditionally been far beyond the budget of most people. GlamSmile’s technology means any dentist can now offer veneers without a significant time and cost investment in training and at a fraction of the conventional cost for patients. Roger’s broad experience with new high-tech dental products fits our needs extremely well for this launch into the U.S., the world’s single most important dental market.”

Roger Leddington noted, “GlamSmile represents a remarkable opportunity for dental practices and consumers as well as for Remedent. This is a significant breakthrough in cosmetic dentistry and its potential is very promising.”

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About Remedent

Remedent USA, Inc., a publicly listed company trading on the OTCBB, strives to be a world leader in the research, development, manufacturing and marketing of oral care and cosmetic dentistry products. Based in Deurle, Belgium, Remedent distributes its products in more then 35 countries. For additional information, visit Remedent’s web site at www.remedent.com.

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